Exhibit 10.31

CONFIDENTIAL TREATMENT REQUESTED

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (“Agreement”) is made as of this 29th day of January 2010 and effective as of January 1, 2010 (“Effective Date”), by and between:

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538, USA
Hereinafter referred to as “AXT”

and	Azur Space Solar Power GmbH
Theresienstrasse 2
74072 Heilbronn, Germany
Hereinafter referred to as “Azur Space”

Preamble

Azur Space has requirements for Germanium (Ge) substrates hereinafter referred to as “substrates” to be used by Azur Space as raw materials to manufacture Solar Cell Epi wafers, and AXT is willing, subject to the terms and conditions of this Agreement, to supply Azur Space with such substrates.

Now, therefore, in consideration of the foregoing and the mutual premises hereinafter contained, AXT and Azur Space hereby agree as follows:

1.                                       Definitions.

1.1                                             Blanket Purchase Order shall mean a binding open purchase order identifying the Product to be purchased by Product Identification Number, and indicating a global quantity of Products to be delivered within the Initial Term as well as associated price, in accordance with the Product Purchase Addendum.

1.2                                             Products shall mean substrates to be purchased hereunder, as identified on the Product Purchase Addendum.

1.3                                             Product Purchase Addendum shall mean the addendum to this Agreement attached as Appendix A, as may be modified during the term hereof as provided in this Agreement, setting forth the Products to be purchased hereunder together with their respective Specifications and agreed upon purchase price.

1.4                                             Purchase Order shall mean an official purchase order for Products made by Azur Space or an Ordering Entity for any Products that are not within the Minimum Purchase.

1.5                                             Purchase Order Release shall mean an official purchase order release made against the Blanket Purchase Order issued by Azur Space to AXT; to be issued a minimum of 4 weeks lead-time.

1.6                                             Specification(s) shall mean the current Product specifications set forth on the Purchase Addendum.  The Specifications may only be changed by a writing signed by both parties.

2.                                       Scope of Agreement.

2.1                                             Agreement.  The purpose of this Agreement is to describe the terms and conditions under which the Products shall be supplied by AXT to Azur Space. The terms of this Agreement represent the entire agreement between the parties regarding its subject matter and shall prevail over the terms of any prior or contemporaneous agreements (whether written or oral) to the extent they may be inconsistent or in conflict with the terms of this Agreement. The terms of the Agreement represent the entire Agreement as of this date and any changes to the terms and conditions of this Agreement have to be mutually agreed to.

2.2                                             Ordering Entities.  Azur Space shall be responsible for any act or omission of Azur Space and any entity controlled by, under common control with, or controlling Azur Space, or acting in its stead and with compliance with all of the terms of this Agreement.  Azur Space hereby guarantees payment for Products released pursuant to a Purchase Order Release issued on behalf of Azur Space.

Blanket Purchase Order.  Azur Space agrees to issue a Blanket Purchase Order (the “Blanket Purchase Order”) within thirty (30) days from the Effective Date for 4” Wafer Products with either 140um or 175um thickness The Blanket Purchase Order shall be a Blanket Take or Pay Purchase Order for a minimum of [***(***)] 4” wafers at US[$***] per wafer Delivered Duty Unpaid (the “Initial Price”), with an option to purchase an additional [***(***)] 4” Wafer Products over years 3, 4, and 5 per the price adjustment clause and an option to purchase an additional [***(***)] 4” Wafer Products in year 2010 and an additional [***(***)] 4” Wafer Products in Year 2011 at the agreed price of [$***] per Wafer Product. Any 4” Wafer Product demands over and above [***(***)] for Year 2010 and [***(***)] for Year 2011 shall be priced by comparing the price of Ge as of September 30, 2009 of [$***] per kilo to the posted price of Ge Metal as posted at www.Metal-Pages.com the month the order or orders are placed. The adjustment price shall be per the formula set forth for years 3, 4, and 5 of this contract. All purchase orders submitted by Azur Space after September 1, 2009 are deemed to be/have been part of the Blanket Purchase Order. The Initial Price shall be the purchase price for each 4” wafer purchased during the first two years of this Agreement, through December 31, 2011.  This Initial Price per wafer shall be adjusted for wafers purchased during years 3, 4, and 5 based on the percentage change in Ge metal prices as posted at www.Metal-Pages.com (or other equivalent website to be mutually agreed).  The adjustment in the Initial Price, and in each price determined annually thereafter, shall be agreed by September 30 of each year.  The adjustment shall be made by comparing the price of Ge as of September 30 for the current year with the price of Ge as of November 30 for the prior year, multiplied by [***] %.  The price established by the Initial Price is based on a Ge price of US[$***].  For example: if Ge metal price increases to [$***] per kilogram as of September 30, 2011, difference = [$***] - [$***]=[$***]or [***]%.  Accordingly, the Initial Price would be adjusted beginning January 1, 2012 by [***]% (being [***]% x [***]% = [***]%; US[$***] increased by [***]% = US[$***]). If Ge Metal Prices increases beyond [$***] per kilogram, Azur Space is entitled to submit a termination of this agreement

2.3                                 Purchase Order Releases.  Azur Space shall issue Purchase Order Releases for Products against the Minimum Purchase within the Initial Term (as defined in Section 3 below).  The Blanket Purchase Order, all Purchase Orders and Purchase Order Releases are firm and non cancelable by Azur Space.  Azur Space is responsible for the full price of Products as ordered in the Blanket Purchase Order, any Purchase Order or Purchase Order Release submitted by or on behalf of Azur Space.  In the event AXT fails to deliver the Minimum Purchase per the forecast submitted by Azur Space, all competitor wafers purchased by Azur Space to fulfill the shortfall arising as a result of AXT’s default of the delivery date shall be included in and counted as part of the Minimum Purchase quantity.  Azur Space agrees to be bound under this Agreement to purchase the annual Minimum Purchase Take or Pay quantities per the schedule below such that the total purchase over the 2 years by Azur Space is a minimum of [***(***)] 4” Ge wafers with a commitment from AXT to provide the estimated requirements for years 3, 4 and 5:

Periods	Minimum Quantity

January 1, 2010 to December 31, 2010	[***(***)]
January 1, 2011 to December 31, 2011	[***(***)]

Estimated Quantity

January 1, 2012 to December 31, 2012	[***(***)]
January 1, 2013 to December 31, 2013	[***(***)]
January 1, 2014 to December 31, 2014	[***(***)]
[***(***)]

During the Blanket Take or Pay Purchase Order for a minimum of [***(***)] 4” Wafer Products, if there is non-delivery due to delays in production at AXT, there will be a contractual penalty of 0.2% of the order value (net) per calendar day that may be charged, limited to 10% of the order value. This penalty does not apply should the delay result from a change in specification and/or requirements determined by Azur Space.

The time of delivery specified in the order shall be binding. AXT agrees to notify Azur Space immediately in writing should circumstances occur or become obvious so that AXT is unable to keep the agreed upon time for delivery

No Additional Terms.  The acceptance of the Blanket Purchase Order, any Purchase Order Release and/or a Purchase Order from Azur Space, whether electronically or in hard copy form, is expressly conditioned upon Azur Space assent hereunder to be bound by the terms and conditions in this Agreement, in lieu of the terms contained in any such Azur Space Blanket Purchase Order, Purchase Order Release and/or a Purchase Order.  The parties hereby reject all provisions contained in communications from either party that conflict with or are inconsistent with the terms contained herein.  The parties’ failure to object to any of the provisions contained in either party’s documentation shall not be deemed a waiver of the terms of this Agreement under any circumstances.

2.4                                 No Waiver. The parties failure to object to any of the provisions contained in either party’s documentation shall not be deemed a waiver of the terms of this agreement under any circumstances.

3.                                       Term of Agreement.  This Agreement shall enter into effect on the Effective Date and shall remain in effect until December 31, 2014 (“Initial Term”), unless terminated earlier as provided in Section 12.

4.                                       Price and Payment Terms.

4.1                                             Purchase Price.  The purchase price(s) for the Products shall be in United States Dollars as set forth in Section 2.3 and the Product Purchase Addendum.

4.2                                             Payment Terms.  AXT will issue invoices on the date which Azur Space purchases the corresponding Products and Azur Space will pay the invoice NET ninety (90) days from the date of delivery

5.                                       Products.

5.1                                             See products listed on the Product Purchase Addendum.  The Product Purchase Addendum may be modified as mutually agreed by the parties in writing.

5.1.1                       Forecast of Products.

5.1.1.1                                  Forecasts by Azur Space.  Commencing on the Effective Date of this Agreement and on a monthly basis or as required thereafter, Azur Space shall prepare and issue to AXT rolling ninety (90) day forecasts of its requirements for Products using the then current agreed upon format (each, a “Forecast

5.1.1.2                                  Inventory. AXT, Inc shall maintain a minimum inventory of [***(***)] 4” Ge wafers of each specification being utilized and forecasted by Azur Space at its manufacturing location in China or at some other designated site of its choosing

5.1.2                       Delivery of Products.  Products will be delivered from AXT to Azur Space in Heilbronn, Germany or any other place that Azur Space designates and Azur Space shall inspect the integrity of packaging, the identity of Products by comparison with the delivery papers and notify AXT of any discrepancies within the next thirty (30) business days. The initial inspection of the integrity of the packaging will be limited to the outside packaging. If upon later inspection of the packaging on the inside, there is found to be damage, Azur Space shall notify AXT of any damage within thirty (30) business days of such later inspection of the packaging on the inside.

5.1.3                       Acceptance.   If a Product does not conform to its Specifications (a “Defect”), Azur Space shall notify AXT of the nature and specifics of the nonconformity.

AXT shall work to correct nonconformities discovered during Azur Space performance of Acceptance Tests and resubmit to Azur Space for re-testing within a reasonable period of time.  In the event that Azur Space does not notify AXT of any Defects during the Acceptance Period, such Product shall be deemed accepted subject to Section 10 hereof.

5.1.4                       AXT’s Responsibilities.

5.1.4.1                                  Accuracy.  AXT is responsible for ensuring accuracy of all shipment documentation.

6.                                       Products Packaging.  The Products will be packaged, labelled and identified by AXT in accordance with the Specifications agreed between Azur Space and AXT, as prevailing at the date of shipment from AXT’s facility.

7.                                       Country of Origin.

7.1                                             Country of Origin.  AXT hereby agrees that upon written request from Azur Space, AXT will identify the country of origin of the Products and provide written notification of such country of origin for Azur Space.

8.                                       Force Majeure.  Except for the payment of fees, neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by an act of God or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party (each a “Force Majeure Event”).  In the event AXT fails to deliver 4” wafers per their schedule, and Azur Space has no choice other than to utilize 4” wafers from another vendor, all such 4” wafers utilized by Azur Space from other vendors shall then be included in the total  [***(***)] take or pay contract. Delays by vendors in manufacture or delivery of materials not caused by a Force Majeure Event, or shortages of labor or materials resulting from general market conditions (including price increases), shall not constitute a Force Majeure Event.  A party who is delayed or fails to perform as a result of a Force Majeure Event (“Affected Party”) shall use its best efforts to mitigate and minimize any resulting delay in the performance of the suspended obligation.  The Affected Party shall provide written notice to the other party within forty eight (48) hours of learning of a Force Majeure Event stating the nature and cause of the event, the anticipated length of the delay, the measures proposed or taken by the Affected Party to minimize the delay, and the timetable for implementation of such measures.  If a Force Majeure Event occurs, neither party may (i) suspend this Agreement in whole or in part for the duration of the delay; (ii) conduct business elsewhere and deduct such business from any committed quantities; and/or (iii) extend the term of this Agreement up to the length of time of the delay.  If AXT is the Affected Party, Azur Space may terminate this Agreement or any part hereof without penalty if the delay or failure in performance continues beyond twenty (20) days. Likewise, if Azur Space is the Affected Party, AXT may terminate this Agreement or any part hereof without penalty if the delay of failure in performance continues beyond twenty (20) days.

9.                                       Quality Assurance.  AXT shall maintain a “documented quality system,” such as an ISO 9001:2000, or equivalent, at each AXT plant supplying Product or services to Azur Space, and shall make such documented quality system available for Azur Space’s review.  AXT’s documented quality system shall include, but is not limited to, programs for monitoring AXT’s manufacturing and, improving AXT’s material and procurement process, and implementing corrective and preventative actions.  Upon Azur Space’s written request, AXT shall provide data verifying AXT’s compliance with such quality system, including but not limited to process capability data and SPC charts for key product parameters as agreed between Azur Space and AXT and identified in the Specifications. Azur Space will have the right to audit AXT during this agreement with thirty (30) days written notice.

10.                                 Changes.

10.1                                       AXT Changes.  No major Product or process changes, design changes, or other alterations affecting the performance, the mechanical form or fit, the compatibility or characteristics, or the life reliability of Product that will impact or potentially impact the intrinsic characteristics of the wafer being fabricated or of the resulting customer device (collectively “Major Changes”) shall be made or incorporated in the Product without the prior written approval of Azur Space.  AXT shall provide written notice of any proposed Major Change at least ninety (90) days prior to the implementation of the proposed Major Change. AXT shall provide to Azur Space sufficient information describing the proposed Major Change in detail so as to allow Azur Space to properly evaluate the impact of the proposed Major Change. The following are examples of changes that are considered to be Major Changes, and require Azur Space’s prior written approval:

(i)                                     changes in manufacturing processes including locations and subcontractors;

(ii)                                  changes in final product control specifications and testing methods;

(iii)                               changes in raw materials or raw materials source for direct key materials;

(iv)                              changes in Product containers or packaging;

(v)                                 changes in final inspection procedures or sample plans; and

(vi)                              changes to raw materials or raw materials source, including each of the types of changes listed above. The parties will update this list from time to time.

11.                                 Warranty, Remedies, Return and Disclaimers.

11.1                                       Warranty.  AXT represents and warrants that all Products for a period of six (6) months from the date of delivery: (i) meet current industry standards, i.e., ISO 9001: 2000, with respect to materials and workmanship and (ii)  conform to the Specifications.  The foregoing warranty is subject to Azur Space storing the Products in accordance with any AXT recommendations and the Specifications and is invalidated if Azur Space does not comply with such AXT recommendations and the Specifications. In the event the product is not utilized within 6 months , Azur Space has the option to return said product to AXT to be reclean and repackage at no expense — all transportation charges are to be the responsibility of Azur Space

11.2                                       Remedies for Breach of Warranty.  If any Products do not meet the warranties specified herein, AXT may, at AXT’s option;

(i)                                     replace or correct at no cost to Azur Space any defective or nonconforming Products pursuant to the Product return procedures set forth in Section 10.3 below,

(ii)                                  Allow Azur Space to return any nonconforming Products to AXT at AXT’s expense and recover from AXT the full sales price and any packaging or shipping costs thereof.

11.3                                       Return of Products.  In the event that Azur Space returns nonconforming Products to AXT pursuant to Sections 10.2(i) or (ii) above, Azur Space will notify AXT of the nonconformity and of Azur Space’s intent to return the nonconforming Products.  Upon receipt of Azur Space’s notification to AXT of the nonconformity, AXT will provide a Return Material Authorization number (RMA#) within 48 hours after receipt of notification unless otherwise agreed in writing by both parties.  AXT shall provide all the assistance and authorization required to return the nonconforming Products to AXT within 72 hours of the original notification, and in the case of a return under Section 10.2(i) above, shall promptly deliver replacement Products.  The nonconforming Products shall be returned to AXT at AXT’s expense, AXT shall promptly investigate to determine the cause of the nonconformity and shall notify Azur Space of its findings.

11.4                                       No Waiver.  No inspection or acceptance, approval or acquiescence by Azur Space with respect to Products shall relieve AXT from any portion of its warranty obligation nor shall waiver by Azur Space of any Specification requirement for one or more items constitute a waiver of such requirements for remaining items unless expressly agreed by plc in writing.

11.5                                       Disclaimer of Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10 ABOVE, AXT DOES NOT MAKE ANY OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.  ALL IMPLIED WARRANTIES AS TO SATISFACTORY QUALITY, PERFORMANCE, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NON-INFRINGEMENT ARE EXPRESSLY DISCLAIMED.  AXT DOES NOT WARRANT THAT THE PRODUCTS ARE ERROR-FREE OR THAT THEIR USE WILL BE UNINTERRUPTED.

12.                                 Limitation of Liability.

12.1                                       Disclaimer of Consequential Damages.  IN NO EVENT SHALL AXT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE, SPECIAL OR OTHER DAMAGES WHATSOEVER RESULTING FROM AXT’S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT OR THE FURNISHING, PERFORMANCE OR USE OF ANY GOODS SOLD PURSUANT HERETO, WHETHER DUE TO BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, PRODUCT LIABILITY, THE NEGLIGENCE OF AXT OR OTHERWISE.

12.2                                       Limitation on Liability.  IN NO EVENT SHALL AXT’S LIABILITY EXCEED DOUBLE THE U.S. DOLLAR AMOUNT PAID BY AZUR SPACE FOR THE COST OF THE PRODUCTS PAID BY AZUR SPACE UNDER THIS AGREEMENT.  THE DAMAGE LIMITATIONS PROVIDED IN THIS AGREEMENT AND THE REMEDIES STATED HEREIN SHALL BE EXCLUSIVE AND SHALL BE A PARTY’S SOLE REMEDY.  THIS LIMITATION ON LIABILITY SHALL SURVIVE FAILURE OF ANY ESSENTIAL PURPOSE. IN THE EVENT OF A DEFECT IDENTIFIED AS HAZE AZUR SPACE IS TO RETURN THE  WAFERS WITHOUT THEIR PROPIETARY STRUCTURE BACK TO AXT, INC AT AXT, INC EXPENSE

12.3                                       Limitations on Limitations. 11.1 and 11.2 DO NOT APPLY WHERE AZUR SPACE IS HELD LIABLE BY ITS CUSTOMER(S) FOR DAMAGES OUT OF AND/OR IN CONNECTION WITH PRODUCTS.

13.                                 Termination.

13.1                                       In the event that either party commits any breach of any provision of this Agreement and does not rectify such default within a period of thirty (30) days after having received written notice, specifying the default, the other party may terminate this Agreement immediately; provided, however, that the sole remedy for nonconforming Products shall be as set forth in Section 10 above. Further, should either party (i) be adjudged or become insolvent; (ii) have any proceedings instituted by or against it in bankruptcy, under insolvency laws, or for the party’s reorganization, receivership, dissolution, or liquidation and such proceeding is not turned down within 2 months; (iii) make an assignment for the benefit of creditors or any general arrangement with creditors; or (iv) discontinue business or adopt a resolution calling for same, the other party may terminate this Agreement for cause upon 24-hours written notice.  Notwithstanding the above, either party shall have the right to seek any other remedy that may be available at law or in equity.

14.                                 Confidentiality.

14.1                                       Confidential Information.  Each party acknowledges that, in the course of performing its duties under this Agreement, it may receive information relating to the other party, which the receiving party knows, or has reason to know, is confidential or proprietary information of the other party or is identified as confidential and/or proprietary nature (“Confidential Information”).  The receiving party shall at all times both during the term of this Agreement and for a period of five (5) years thereafter, keep and hold such Confidential Information in confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this Agreement.  The receiving party shall not disclose any Confidential Information to any person or entity, other than to the receiving party’s employees or consultants as may be reasonably necessary for purposes of performing its duties hereunder; provided that such employees and consultants have first entered into agreements at least as protective of the Confidential Information as the terms and conditions of this Section 13.

14.2                                       Exceptions.  The parties’ obligation under Section 13.1 with respect to any portion of Confidential Information, shall not apply to any such portion that the receiving party can document:  (a) was lawfully in the public domain at or subsequent to the time such portion was communicated to the receiving party by the disclosing party through no fault of the receiving party; (b) was rightfully in the receiving party’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to the receiving party by the disclosing party; or (c) was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party.  A disclosure of any portion of Confidential Information, either: (a) in response to a valid order by a court or other governmental body; or (b) otherwise as required by law, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that the party being required to disclose the information shall provide prompt prior written notice thereof to the other party to enable the other party to seek a protective order or otherwise prevent such disclosure. Non disclosure shall remain in force for five (5) years for the duration of this Agreement, and for a further period of three (3) years after the end of the Agreement.

14.3                                       Advertising.  Each party agrees that it shall not publish or cause to be disseminated through any press release, public statement, or marketing or selling effort any information that relates to the other party or this Agreement without the prior written approval of the other party.

15.                                 General Terms and Conditions.

15.1                                       Modifications, Appendices, Addenda.

15.1.1                  No modification of this Agreement shall be valid unless in writing, signed by an authorized representative of each party.

15.1.2                  Each Addendum hereto is an integral part of this Agreement. In the event of any conflict between the contents of this Agreement and any Addendum the regulations of this Agreement shall prevail.

15.2                                       Severability.  If any provision of this Agreement is declared void, invalid, or illegal by any governmental, judicial or arbitral authority, the validity or legality of any of the other provisions and of the entire Agreement shall not be affected thereby and the parties shall replace such provision with one as near in substance as possible to the original provision.

15.3                                       Notices.  All notices relating to this Agreement shall be in writing and shall be deemed given (i) in the case of mail, on the date deposited in the mail, postage prepaid, either registered or certified, with return receipt requested (or its equivalent); (ii) in the case of personal delivery to an authorized representative or officer of the party, or in the case of express courier service or overnight delivery service of national standing, on the date of delivery or attempted delivery (if receipt is refused); or (iii) in the case of facsimile, 24 hours after it has been sent provided that a duplicate copy of such notice is also promptly sent pursuant to (i) or (ii) above.  Notices shall be addressed to the parties as set forth on the first page hereof, but each party may change its address by written notice in accordance with this section.

15.4                                       Compliance With Law.  In the performance of this Agreement, each party shall at all times comply with all  relevant governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements, including, without limitation, such governmental requirements applicable to environmental protection, health, safety, wages, hours, equal employment opportunity, nondiscrimination, working conditions, import or export control, customs, and transportation.

14.5.                                    Waiver or Modification.  No provision of this Agreement can be waived or amended in favor of either Party except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment.  No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.  In addition, no failure or delay by either Party in exercising any right, power or privilege under or waiver of any provision of any prior or other agreement between the Parties shall operate as a waiver of any provision of this agreement.

16.                                 Applicable Law. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm pending the appointment of one or more arbitrators, any dispute between Azur Space and AXT under this Agreement involving its interpretation or the obligations of a party hereto, shall be determined by binding arbitration conducted in English.  Arbitration shall be held in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Arbitration may be conducted by one (1) attorney arbitrator by mutual agreement or by three (3) arbitrators if the parties are unable to agree on a single arbitrator within thirty (30) days of first demand for arbitration.  In the case of a three-arbitrator panel being necessary, the chairman and one other arbitrator shall be attorneys at law, and the third arbitrator shall have a background or training in either computer law, computer science, computer engineering, or marketing of computer industry products.  The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a party.  The arbitrators shall have no power or authority to add to or detract from the agreements of the parties.  The costs of the arbitration shall be borne equally pending the arbitrator’s award.  The arbitrator shall have the authority to grant any temporary, preliminary, or permanent injunctive or other equitable relief in a form substantially similar to that would otherwise be granted by a court.  The arbitrators shall have no authority to award punitive or consequential damages.  The resulting arbitration award may be enforced by all lawful remedies, including without limitation injunctive or other equitable relief in any court of competent jurisdiction.  The trial courts of the State of California are courts of competent jurisdiction.  The parties agree to submit to the jurisdiction of those courts, as applicable, for all purposes concerning any arbitration. This Agreement shall be governed by the laws of Germany under exclusion of the CISG.

17.                                 Binding Effect. Neither party shall assign this Agreement without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Date:  January 29, 2010

AXT, Inc.		Azur Space Solar Power GmbH

By:	/s/ Robert G. Ochrym	By:	/s/ Patrick Kilper

Authorized Signature		Authorized Signature

Robert G. Ochrym		Patrick Kilper

Print Name		Print Name

VP Business Development		Manager—Supply Management

Print Title		Print Title

Appendix A:

PRODUCT PURCHASE ADDENDUM

Product	Price	Specifications

4” Ge Wafer

•                 For Products within the Minimum Purchase- [$***] Delivered Duty Unpaid per Product first and second years with Ge Metal at a per kilogram price of [$***]

•                 Year 3 price to be adjusted according to the % change in price of Ge Metal as posted the last quarter of year 2 in the Metal Pages multiplied by [***]%

•                 Year 4 price to be adjusted according to the % change in price of Ge Metal as posted the last quarter of year 3 in the Metal Pages multiplied by [***]%

•                 Year 5 price to be adjusted according to the % change in price of Ge Metal as posted the last quarter of  year 4 in the Metal Pages multiplied by [***]%

Azur specifications —. HNR0080140-00-01 E HNR00800126-00-02 E